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                                                                   EXHIBIT 10.21

                             CONSULTING AGREEMENT

This CONSULTING AGREEMENT ("Agreement") is made and entered into effective as of the 31st day of January, by and between R&B Falcon Corporation, a Delaware corporation ("Company"), and Paul B. Loyd, Jr., an individual ("Consultant").

WHEREAS, in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of August 19, 2000, among Transocean Sedco Forex Inc. ("Parent"), Transocean Holdings Inc., TSF Delaware Inc. and Company (the "Merger Agreement"), Company will become an indirect wholly-owned subsidiary of Parent; and

WHEREAS, in the event of the termination of Consultant's employment with Company following the transactions contemplated by the Merger Agreement, Company and Parent wish to have Consultant provide consulting services to the Company for the period provided in this Agreement and Consultant wishes to provide services to Company for such period, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows:

1.   ENGAGEMENT.    Company hereby retains Consultant to provide consulting
services with respect to strategies and policies, special projects, incentives, goals and other matters related to the development and growth of Company. Such services shall be as directed by the Chief Executive Officer of Company or other person or persons as designated by the Chief Executive Officer form time to time. Consultant shall be required to be generally available to Company to perform the services and agrees to provide upon request a minimum of thirty hours of service per month to Company at such times and places as may be reasonably requested by Company and consistent with Consultant's other activities. Further, Consultant agrees not to perform substantially similar services during the term hereof to any other company which provides offshore contract drilling services; provided that Consultant may request a waiver of such restriction on a case-by-case basis and Company agrees not to unreasonably withhold, condition or delay such waiver.

2.   TERM.     The term of this Agreement shall commence on the effective date of Consultant's termination of employment with Company at any time following the Effective Time (as defined in the Merger Agreement) (the "Effective Date") and continue in effect for a period of three (3) years thereafter; provided, however, that in the event Consultant becomes a member of the Board of Directors of Parent ("Parent Board"), the Agreement shall continue in effect only until the second anniversary of the Effective Date; and provided, further, that Consultant may terminate this Agreement on thirty (30) days' advance written notice to Company. Upon such an expiration or termination of this Agreement, neither party shall have any further obligation towards the other in connection herewith except as provided in Article 5(g).


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3.   COMPENSATION.  As compensation for the performance by Consultant of services under this Agreement, Company agrees to pay to Consultant the following:

     (a) an annual retainer fee of THREE HUNDRED THOUSAND DOLLARS ($300,000); provided, however, that if Consultant becomes a member of the Parent Board, the annual retainer fee shall thereafter be THREE HUNDRED SIXTY THOUSAND DOLLARS ($360,000) and Consultant hereby waives during the term of this Agreement any fees or other remuneration that would otherwise be payable to Consultant for services as a member of the Parent Board; and

     (b) Company agrees to pay direct to the vendor or reimburse Consultant, as the case may be, reasonable expenses incurred by Consultant in connection with the performance of his services under this Agreement. These expenditures and expenses incurred by and on behalf of Consultant shall be in accordance with those policies in effect the Company from time to time. These expenses shall include but shall not be limited to:

          (1) Transportation, meals and lodging, parking, tips or any other expenses incurred in accordance with Company's policies and procedures;

          (2) Telephone, facsimile or other communication costs, and

          (3) Company's current per mile rate for Consultant's use of his personal automobile on Company's business.

Consultant shall not be entitled to any other remuneration, benefit or reimbursement in connection with this Agreement or the services performed hereunder except as may otherwise be expressly set forth herein.

4.   PAYMENTS.

(a) The annual retainer referred to in Article 3(a) above shall be paid in monthly installments of TWENTY FIVE THOUSAND DOLLARS ($25,000) (or THIRTY THOUSAND DOLLARS ($30,000) in the event Consultant becomes a member of the Parent Board), payable on the last day of the calendar month for services performed during the month.

(b) Expense statements shall be submitted by Consultant with reasonable documentation in accordance with the policies of Company. Reimbursement shall be paid within ten (10) business days of receipt of an expense statement by Company.

(c) Consultant may request cash advances for special purposes such as trips incurred at Company's request. Such cash advances shall be approved by Company's designated person, and such amount shall be deducted from Consultant's first expense statement statement submitted after such cash advance or any balance outstanding shall be repaid with submittal of the expense statement.

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5.   GENERAL.

(a) Consultant agrees that the extent and character of the work to be done by Consultant shall be subject to the general supervision, direction, control and approval of Company's Chief Executive Officer, to whom Consultant shall report and be responsible. In the performance of the work and services hereunder, Consultant shall be deemed an independent contractor and shall not be an employee of Company. Consultant shall have no right to bind Company and shall limit the services to be provided hereunder to those requested or directed to be performed in accordance with Article 1.

(b) Consultant shall be responsible for the payment of all taxes or other charges imposed by any governmental authority on his services and fees.

(c) Any suggestions, analyses, programs, products, materials conceived, prepared or developed by Consultant during the term of this Agreement, whether alone or jointly with others, which relate to the Company's core offshore drilling business shall be Company's sole and exclusive property.

(d) All information obtained by Consultant or communicated to Consultant by Company in the course of conduct of Consultant's work and services hereunder shall be considered confidential and shall not be divulged by Consultant to any person, firm or corporation other than Company's representative without Company's prior written consent unless required to be disclosed by court order, subpoena or other government process, in which case Consultant shall notify Company promptly after learning of any such court order, subpoena or government process. Company shall furnish any information necessary for Consultant to carry out Consultant's duties.

(e) Consultant shall not assign or subcontract any of Consultant's obligations hereunder without the prior written consent of Company; provided that Consultant shall be permitted to assign this agreement to any entity that is wholly owned by Consultant. This Agreement shall inure to the benefit of and be binding on the executors, administrators, personal representatives, permitted assigns and successors of the respective parties.

(f) In acknowledgement of the fees and occasional transportation, meals and lodgings being provided by Company to enable and assist Consultant in the execution of his duties and in exchange for Company's agreement to release, defend and indemnify Consultant from any and all claims, suits, actions, damages, liabilities and expenses (including attorney fees and court costs)(collectively, "Claims") for personal injury to the employees, officers, directors and agents of Company and Company's clients, or damage to Company's and Company's clients' property arising out of the services to be provided hereunder, regardless of whether Consultant may be negligent or otherwise legally at fault, Consultant agrees to release, defend and indemnify Company and its clients and their respective employees, officers, directors and agents from any Claims for personal injury to, or death of, Consultant or damage to or loss of Consultant's property arising out of the services to be provided hereunder, regardless of whether Company may be or may be alleged to be negligent or otherwise legally at fault.

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(g)  The provisions of Article 5(b), (c), (d) and (f) shall survive the expiration of this Agreement.

6. MODIFICATION. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing with specific reference to this Agreement and signed by each of the parties hereto.

7. NOTICES. Any notices required or permitted hereunder shall be in writing and shall be delivered in person or mailed certified or registered mail, return receipt requested, properly addressed:

     (a)  If to Company:

          R&B Falcon Corporation
          Attn: Chief Executive Officer

     (b)  If to Consultant:

          Paul B. Loyd, Jr.
          108 Shasta
          Houston, Texas 77024

Either party hereto may designate a different address by written notice given to the other party in accordance herewith.

8. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its rules of conflict of laws.

10. EFFECTIVENESS. Notwithstanding anything herein to the contrary, this Agreement is conditioned upon the consummation of the Merger (as defined in the Merger Agreement) and shall be void ab initio and of no force and effect upon the termination of the Merger Agreement prior to the Effective Time.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and year first above written.

/s/ Paul B. Loyd, Jr.
----------------------------
Paul B. Loyd, Jr.



R&B FALCON CORPORATION



/s/ Tim W. Nagle
-----------------------------------
By:    Tim W. Nagle
Title: Executive Vice President and
       Chief Financial Officer

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